EX-FILING FEES

Calculation of Filing Fee Tables

424(h)

(Form Type)

Hyundai ABS Funding, LLC
(Exact Name of Registrant as Specified in its Charter)

Central Index Key Number of Registrant:  0001260125

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)	$1,756,400,000	100%	$1,756,400,000	0.00014760	$259,244.64
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,756,400,000		$259,244.64
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$259,244.64

(1)	The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which this prospectus is attached (No. 333-261719).

(2)	Estimated solely for the purpose of calculating the registration fee.